Exhibit 10.10

CONSULTING SERVICES AGREEMENT

BETWEEN

XORTX Therapeutics Inc
AND

Mr. Amar Keshri operating as

NEXT LEVEL CONSULTANTS INC.

MADE AS OF

July 1, 2021

[Company Letterhead]

CONSULTING AGREEMENT

THIS AGREEMENT made as of July 1, 2021

B E T W E E N:

Amar Keshri operating as NEXT LEVEL CONSULTANTS INC., a corporation incorporated under the laws of Alberta, Canada (hereinafter referred to as the “Consultant”)

OF THE FIRST PART,

- and -

XORTX Therapeutics Inc. a corporation incorporated under the laws of British Columbia, Canada (hereinafter referred to as the “Corporation”)

OF THE SECOND PART.

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE One - GENERAL

1.01	Consultant Services

Subject to the terms and conditions herein, the Corporation shall retain the Consultant to carry out services and the Consultant shall render the following consultative services to the Corporation:

●      Consultant shall serve as the Chief Financial Officer;

and such other consultative services as may from time to time be agreed upon between the parties.

1.02	Term of Agreement

The provision of services by the Consultant to the Corporation hereunder shall commence on the July 1, 2021and shall continue for a period of 12 months and supersedes any prior agreements and will terminate on the July 1, 2022, subject to earlier termination of this Agreement as set forth in Article Five herein.

ARTICLE Two - REMUNERATION OF CONSULTANT

2.01	Fee for Services

Subject to Sections 2.04 and 5.03 below, the Corporation shall pay to the Consultant for the services provided under this Agreement a rate of:

- $8,000 Cdn per month to devote 50 % of their efforts on behalf of XORTX Therapeutics Inc. for the period of July 2021.

$15,000 Cdn per month to devote 100 % of their efforts on behalf of XORTX Therapeutics Inc. for the period of August 1, 2021.

- and will be eligible for a bonus of up to 30% of the total of the contract at the time of the grant of the bonus, subject to the discretion of the compensation committee.

- Consultant will be granted 250,000 options, upon execution of this agreement and as determined from time to time, based on the discretion of the Management and Board Directors, at current market pricing at the time of the grant.

2.02	Expenses

Subject to Section 2.04, the Corporation shall reimburse the Consultant for all reasonable expenses actually and properly incurred by the Consultant in the performance of the services hereunder provided that such expenses shall be paid in accordance with the normal practices of the Corporation in force from time to time. Company hereby agrees to reimburse Consultant for all documented reasonable travel and other out-of-pocket expenses incurred in connection with Consultant’s engagement hereunder, subject to pre-approval by the Company for individual expenses over $250 and aggregated monthly expenses over $500. A properly filled expense report with receipts will be required for any expense claim.

2.03	Invoices

Payment shall be made to the Consultant with respect to the services and expenses referred to in Sections 2.01 and 2.02 above within 14 days from receipt by the Corporation of proper invoices and vouchers together with a satisfactory progress report in respect of such services and expenses, all of which shall be submitted by the Consultant to the Corporation on the last day of each month during the term of this Agreement.

2.04	Total Payment

The total amount of the payments to be made to the Consultant pursuant to Sections 2.01 shall not exceed $15,000 Cdn unless previously authorized by the CEO and upon confirmation by the compensation committee.

ARTICLE Three - COVENANTS OF CONSULTANT

3.01	Services

The Consultant shall render performance of the services hereunder to the best of the Consultant's ability and in a competent and professional manner.

3.02	Time of Services

The Consultant shall devote the specified time up to 100% of his time and attention to the business of the Corporation as may be agreed to by the Consultant and the Corporation. The time of service to be provided hereunder by the Consultant shall be as agreed to from time to time by the Corporation and the Consultant. Subject to the obligations of the Consultant hereunder, the Consultant shall be free to offer services to any other person except where there may be a conflict of interest with the Corporation.

3.03	Licences and Permits

The Consultant shall be responsible for obtaining all necessary licences and permits and for complying with all applicable federal, provincial and municipal laws, codes and regulations in connection with the provision of the services hereunder and the Consultant shall when requested provide the Corporation with adequate evidence of his compliance with this Section 3.03.

3.04	Rules and Regulations

The Consultant shall comply, while on the premises used by the Corporation, with all workplace policies, procedures, rules and regulations, as amended tome time to time. The Consultant acknowledges that violation of the terms of any of these policies, procedures, rules or regulations may be subject to discipline by the Corporation, up to and including the early termination of this Agreement.

3.05	Insurance

The Consultant shall pay for and maintain for the benefit of the Consultant and the Corporation, with insurers or through the appropriate government department and in an amount and in a form acceptable to the Corporation, appropriate insurance concerning the operations and liabilities of the Consultant relevant to this Agreement including, without limiting the generality of the foregoing, workers' compensation and unemployment insurance in conformity with applicable statutory requirements in respect of any remuneration payable by the Consultant to any employees of the Consultant and public liability and property damage insurance.

3.06	Indemnity

The Consultant shall indemnify and save harmless the Corporation from any and against all claims, actions, losses, expenses, costs or damages of every nature and kind whatsoever which the Corporation or its current and former officers, employees or agents may suffer as a result of the negligence of the Consultant in the performance or non-performance of this Agreement.

3.07	Non-disclosure

(1)           The Consultant shall not (either during the term of this Agreement or at any time thereafter) disclose any information relating to the private or confidential affairs of the Corporation or relating to any secrets of the Corporation to any person other than for the Corporation's purposes and, without limiting the generality of the foregoing, the Consultant shall not (either during the term of this Agreement or at any time thereafter) disclose information covered by the confidentiality agreement entered into by the consultant and XORTX Therapeutics, to any person other than for the Corporation's purposes and shall not (either during the term of this Agreement or at any time thereafter) use for his own purposes or for any purposes other than those of the Corporation any such information or secrets he may acquire in relation to the business of XORTX Therapeutics. (collectively referred to as “Confidential Information”).

(2)           For greater clarity, Confidential Information does not include general knowledge you acquire during the term of this Agreement that is not proprietary to the Corporation, provided that such general knowledge is a product of the Consultant’s memory and unaided by data, documents, agreements, files or other materials of the Corporation in any form.

(3)           The Consultant shall obtain a written non-disclosure agreement in a form acceptable to the Corporation in respect of the same information and secrets referred to in Section 3.07(1) from all persons, including but not limited to any employees of the Consultant, who are in any way involved with the Consultant in the provision of consultative services to the Corporation hereunder and in the course thereof may have access to any information or secrets referred to in Section 3.07(1) and the Consultant shall provide the Corporation with executed copies of any such non-disclosure agreement.

3.08	Non-Competition

(1)           The Consultant shall not, without the prior written consent of the Corporation, at any time for a period of:

(a)	48 months;

following the date of termination of this Agreement for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than minor holding of shares listed on a recognized Canadian or United States stock exchange that does not exceed 1% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in or concerned with or interested in within;

(i)	Uric acid lowering agents; or,

(ii)	Kidney disease therapies·;

the business [development of uric acid lowering agents or kidney disease therapies or products].

(2)           The Consultant confirms that all restrictions in Section 3.10(1) are reasonable and valid and all defences to the strict enforcement thereof by the Corporation are waived by the Consultant.

(3)           Sections 3.08(1)(a), (b) and (c) and Sections 3.08(1)(i), (ii) and (iii) are each separate and distinct covenants, severable one from the other and the greatest of Sections 3.08(1)(a), (b) and (c) and of sections 3.08(1)(i), (ii) and (iii) shall apply unless such covenant is determined to be invalid or unenforceable, in which case the next greatest shall apply, and so on.

3.09	Inventions and Patents

In the event the Consultant contributes to any patentable invention as a result of his consultative services to the Corporation hereunder, any such patentable invention shall be the exclusive property of the Corporation and the Corporation shall have the exclusive right to file patent applications in the name of the Corporation in connection therewith and the Consultant shall co-operate with the Corporation and provide all necessary assistance in the filing, assignment and prosecution of such patent applications.

ARTICLE Four - INDEPENDENT CONTRACTORS

4.01	Consultant not an Employee

The Consultant is not an employee of the Corporation and shall not be entitled to receive from the Corporation any employee related benefits, either under the Ontario Employment Standards Act, 2000, as amended from time to time, or otherwise. The Corporation shall not be required to make contributions to unemployment insurance, Canada Pension Plan, workers' compensation and other similar levies in respect of the fee for services to be paid to the Consultant pursuant to Section 2.01 above.

4.02	Consultant shall not contract on behalf of Corporation

The Consultant shall not, without the prior written consent of the Corporation, enter into any contract or commitment in the name of or on behalf of the Corporation or bind the Corporation in any respect whatsoever.

ARTICLE Five - TERMINATION

5.01	Termination by Corporation or Consultant for Cause

The Corporation or the Consultant may terminate this Agreement at any time in the event of the failure of the other party to comply with any of the provisions hereunder upon such other party being notified in writing by the party alleging such failure and failing to remedy such failure within 30 days of receiving such notice.

5.02	Termination by Corporation or Consultant on Notice

The Corporation or the Consultant may terminate this Agreement upon the giving 30 days written notice to the other party. Notwithstanding the foregoing, the Corporation may terminate this Agreement immediately upon providing the Consultant with payment of one month fee for services in lieu of such notice.

5.03	Termination by Corporation when Payment Limit Reached

This Agreement shall be terminated upon the Corporation giving the Consultant written notice that the total payment limit for this Agreement as set forth in Section 2.04 hereof has been reached.

5.04	Termination on Death of Consultant

This Agreement shall be terminated upon the death of the Consultant.

5.05	Provisions which Operate Following Termination

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 3.06, 3.07, 3.08 and 3.09 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such termination.

ARTICLE Six - INTERPRETATION AND ENFORCEMENT

6.01	Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

6.02	Number

In this Agreement words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

6.03	Benefit of Agreement

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Consultant and the successors and assigns of the Corporation respectively.

6.04	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement.

6.05	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

6.06	Assignment

Except as may be expressly provided in this Agreement, neither party hereto may assign his or its rights or obligations under this Agreement without the prior written consent of the other party hereto.

6.07	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.08	Notices

Any demand, notice or other communication (hereinafter in this Section 6.08 referred to as a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery or by registered mail addressed to the recipient as follows:

To the Consultant:

Mr. Amar Keshri

NEXT LEVEL CONSULTANTS INC.

11Stoneypointe Place, Calgary, AB, T3L0C9

Phone number: 1-403-561-6041

Email: amerkeshri@gmail.com

To the Corporation:

XORTX Therapeutics Inc

Suite 4000, 421 – 7th Avenue, Calgary, Alberta, Canada

adavidoff@xortx.com

403-607-2621

Attention: Dr. Allen Davidoff

or such other address or individual as may be designated by notice by either party to the other. Any Communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the · day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.

6.09	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.10	Attornment

For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. The Corporation and the Consultant each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing herein contained shall prevent the Corporation from proceeding at its election against the Consultant in the courts of any other province or country.

6.11	Copy of Agreement

The Consultant hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement.

SIGNED, SEALED AND DELIVERED	)
in the presence of:	)
)
)
Witness	)	Mr. Amar Keshri amerkeshri@gmail.com

Per:

Dr. Allen Davidoff, CEO and President XORTX Therapeutics Inc.

Schedule “A”

Position Summary:

The Chief Financial Officer (CFO) of a company has primary responsibility for the planning, implementation, managing and running of all the finance activities of a company, including business planning, budgeting, forecasting and negotiations. The CFO job description should also extend to obtaining and maintaining investor relations and partnership compliance.

CFO duties and responsibilities of the job

As part of an executive management team, the CFO will have interaction with various members of a company, both senior and junior. A CFO job description should include:

●	Providing leadership, direction and management of the finance and accounting team

●	Providing strategic recommendations to the CEO/president and members of the executive management team

●	Managing the processes for financial forecasting and budgets, and overseeing the preparation of all financial reporting

●	Advising on long-term business and financial planning

●	Establishing and developing relations with senior management and external partners and stakeholders

●	Reviewing all formal finance, HR and IT related procedures

●	Must be willing to travel on behalf of the company at least 20% of the time when required, per quarter.

TABLE OF CONTENTS

CONSULTING AGREEMENT

ARTICLE One - GENERAL		1

1.01	Consultant Services	1
1.02	Term of Agreement	1

ARTICLE Two - REMUNERATION OF CONSULTANT		2

2.01	Fee for Services	2
2.02	Expenses	2
2.03	Invoices	2
2.04	Total Payment	2

ARTICLE Three - COVENANTS OF CONSULTANT		3

3.01	Services	3
3.02	Time of Services	3
3.03	Licences and Permits	3
3.04	Rules and Regulations	3
3.05	Insurance	3
3.06	Indemnity	3
3.07	Non-disclosure	4
3.08	Non-Competition	4
3.09	Inventions and Patents	5

ARTICLE Four - INDEPENDENT CONTRACTORS		5

4.01	Consultant not an Employee	5
4.02	Consultant shall not contract on behalf of Corporation	5

ARTICLE Five - TERMINATION		5

5.01	Termination by Corporation or Consultant for Cause	5
5.02	Termination by Corporation or Consultant on Notice	6
5.03	Termination by Corporation when Payment Limit Reached	6
5.04	Termination on Death of Consultant	6
5.05	Provisions which Operate Following Termination	6

ARTICLE Six - INTERPRETATION AND ENFORCEMENT		6

6.01	Sections and Headings	6
6.02	Number	6
6.03	Benefit of Agreement	7
6.04	Entire Agreement	7
6.05	Amendments and Waivers	7
6.06	Assignment	7
6.07	Severability	7
6.08	Notices	7
6.09	Governing Law	8
6.10	Attornment	8
6.11	Copy of Agreement	9